PURCHASE AND SALE AGREEMENT

BETWEEN

ANADARKO E&P COMPANY LP

AS SELLER

AND

DOUBLE EAGLE PETROLEUM CO.

AS PURCHASER

Executed on August 16, 2012
Effective August 1, 2012
TABLE OF CONTENTS

DEFINITIONS
RECITALS
ARTICLE 1 PURCHASE AND SALE
Section 1.1
Section 1.2
Section 1.3
Section 1.4
Section 1.5
ARTICLE 2 PURCHASE PRICE
Section 2.1
Section 2.2
Section 2.3
Section 2.4
ARTICLE 3 TITLE MATTERS
Section 3.1
Section 3.2
Section 3.3
Section 3.4
Section 3.5
Section 3.6
Section 3.7
Purchase and Sale.
Assets.
Excluded Assets.
Effective Time; Proration of Costs and Revenues.
Delivery and Maintenance of Records.
Purchase Price.
Adjustments to Purchase Price.
Allocation of Purchase Price for Tax Purposes.
Deposit.
Seller’s Title.
Definition of Defensible Title
Definition of Permitted Encumbrances.
Notice of Title Defect Adjustments.
Casualty or Condemnation Loss...................................................19
Limitations on Applicability.
	Government Approvals Respecting Assets	1 7 7 7 7 9 10 11 12 12 12 13 13 14 14 14 15 17 20 20
ARTICLE 4 ENVIRONMENTAL MATTERS		21
Section 4.1 Section 4.2 Section 4.3 Section 4.4	Assessment. NORM, Wastes and Other Substances. Environmental Defects. Inspection Indemnity.	21 22 22 23
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		23
Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5 Section 5.6 Section 5.7 Section 5.8 Section 5.10 Section 5.11 Section 5.12 Section 5.13 Section 5.15 Section 5.16 Section 5.17 Section 5.18	Generally.
Existence and Qualification.
Power.
Authorization and Enforceability.
No Conflicts.
Liability for Brokers’ Fees.
Litigation.
Taxes and Assessments.
Contracts.
Payments for Hydrocarbon Production.
Governmental Authorizations.
Preference Rights and Transfer Requirements.
Condemnation.
Bankruptcy.
NGA.
	Investment Company.	23 23 24 24 24 24 25 25 25 26 26 26 26 26 27 27

Section 5.19 Limited Time .....................................,........................................27

Section 5.20 AMI – Tax Partnerships...............................................................27
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER	27
Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8 Section 6.9 Section 6.10 Section 6.11 Section 6.12	Existence and Qualification.
Power.
Authorization and Enforceability.
No Conflicts.
Liability for Brokers’ Fees.
Litigation.
Financing.
Performance Assurances.
Limitation.
Investment Intent SEC Disclosure.
Bankruptcy.
Qualification.	27 27 27 27 28 28 28 29 29 29 30 30
ARTICLE 7 COVENANTS OF THE PARTIES	30
Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9	Access.
Government Reviews.
Notification of Breaches.
Letters-in-Lieu; Assignments; Operatorship.
Public Announcements.
Operation of Business.
Preference Rights and Transfer Requirements.
Tax Matters.
Further Assurances.	30 30 31 31 31 32 32 34 35
ARTICLE 8 CONDITIONS TO CLOSING	35
Section 8.1 Section 8.2 ARTICLE 9 CLOSING Section 9.1 Section 9.2 Section 9.3 Section 9.4 ARTICLE 10 TERMINATION Section 10.1 Section 10.2 Section 10.3	Conditions of Seller to Closing.
Conditions of Purchaser to Closing.
Time and Place of Closing.
Obligations of Seller at Closing.
Obligations of Purchaser at Closing.
Closing Payment & Post-Closing Purchase Price Adjustments.
Termination.
Effect of Termination.
Distribution of Deposit Upon Termination.	35 36 37 37 37 38 38 39 39 39 40

ARTICLE 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS 40

Section 11.1	Receipts.40
Section 11.2	Expenses.40
Section 11.3	Assumed Seller Obligations.41
Section 11.4	Indemnities.41
Section 11.5	Indemnification Actions.43
Section 11.6	Release.45
Section 11.7	Limitation on Actions.45
Section 11.8	Disclaimers.46
Section 11.9	Waiver of Trade Practices Acts.47
Section 11.10	Recording.47
ARTICLE 12 MISCELLANEOUS48
Section 12.1
Section 12.2
Section 12.3
Section 12.4
Section 12.5
Section 12.6
Section 12.7
Section 12.8
Section 12.9
Section 12.10
Section 12.11
Section 12.12
Section 12.13
Section 12.14
Section 12.15
Section 12.16
Section 12.17
Section 12.18
Section 12.19
Section 12.20
Counterparts.48
Notice.48
Sales or Use Tax Recording Fees and Similar Taxes and Fees.49
Expenses.49
Change of Name.49
Replacement of Bonds, Letters of Credit and Guarantees.49
Governing Law and Venue.49
Captions.50
Waivers.50
Assignment.50
Entire Agreement.50
Amendment.50
No Third-Party Beneficiaries.50
References.51
Construction.51
Limitation on Damages.51
Conspicuousness51
Severability52
Time of Essence52
Prior Effective Time Cost Settlement .............................................52

EXHIBITS

Exhibit “A”	Third Party Leases
Exhibit “A-1”	Wells and Units
Exhibit “A-2”	Equipment
Exhibit “A-3”	Seller Fee Minerals Interest (Developed)
Exhibit “A-4”	Seller Fee Minerals Interest (Undeveloped)
Exhibit “B”	Conveyance
Exhibit “B-1”	Form of Seller Fee Lease
Exhibit “B-2”	Seller Fee Lease Terms
Exhibit “C”	Indemnity Agreement

SCHEDULES

Schedule 1.2(e)	Contracts
Schedule 1.2(f)	Surface Contracts
Schedule 1.2(h)	Pipelines
Schedule 1.3(e)	Excluded Items
Schedule 1.4Effective Time; Proration of Costs and Revenues
Schedule 2.3Allocation of Purchase Price for Tax Purposes
Schedule 4.3Environmental Matters
Schedule 5.7Litigation
Schedule 5.8 Taxes and Assessments
Schedule 5.9Compliance with Laws
Schedule 5.10(a)	Contract Matters
Schedule 5.10(b)	Certain Contracts
Schedule 5.11	Hydrocarbon Production Payments
Schedule 5.12	Governmental Authorizations
Schedule 5.13	Preference Rights and Transfer Requirements
Schedule 5.14	Outstanding Capital Commitments
Schedule 5.19	Imbalances
Schedule 5.20	Wells

Schedule 7.6 Operation of Business

DEFINITIONS

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Interest Rate” means simple interest calculated at the rate of five percent (      5%)] per annum.

“Agreement” means this Purchase and Sale Agreement.

“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(g).

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3.

“Bond” has the meaning set forth in Section 7.10.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“CCPA” has the meaning set forth in Section 11.9(a).

“Claim” or “Claims” has the meaning set forth in Section 11.4(a).

“Claim Notice” has the meaning set forth in Section 11.5(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“Cure Period” has the meaning set forth in Section 3.4(b).

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Effective Time.

“Equipment” has the meaning set forth in Section 1.2(g).

“Excluded Assets” has the meaning set forth in Section 1.3.

“Facilities” has the meaning set forth in Section 1.2(h).

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governmental subdivision; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and carbon dioxide and sulphur extracted from hydrocarbons.

“Imbalance” or “Imbalances” means over-production or under-production of Hydrocarbons or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production of Hydrocarbons or over-deliveries or under-deliveries of Hydrocarbons arise at the wellhead, pipeline, gathering system, transportation or other location.

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Indemnity Claim” has the meaning set forth in Section 11.5(b).

“Independent Expert” has the meaning set forth in Section 4.3.

“Individual Environmental Deductible” has the meaning set forth in Section 4.3.

“Individual Title Deductible” has the meaning set forth in Section 3.4(g).

“Invasive Activity” has the meaning set forth in Section 4.1.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war; (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally); and (iv) any effect resulting from a change in Laws or regulatory policies.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“New Leasehold Interests” has the meaning set forth in Section 1.2(a).

“New Leasehold Unit Interests” has the meaning set forth in Section 1.2(d).

“NORM” means naturally occurring radioactive material.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnities” means Purchaser, Purchaser’s Affiliates, joint owners and ventures, co-lessees and partners, and Purchaser’s contractors and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.

“Records” has the meaning set forth in Section 1.2(l).

“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).

“Retained Asset” has the meaning set forth in Section 7.7(d).

“Royalty Amounts” means all working interests, royalties, overriding royalties, and other interests payable to third parties or account of production from the Assets.

“Seismic Data” has the meaning set forth in Section 1.3(j).

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Fee Leases” means the Seller Fee Producing (Developed) Leases and the Seller Fee Producing (Undeveloped) Leases. Seller and Purchaser agree that, for the length of time that Purchaser or Buyer (but not their respective successors or assigns) is lessee under the Seller Fee Producing (Developed) Leases and the Seller Fee Producing (Undeveloped) Leases, each of such leases (unless otherwise specified) shall be deemed to incorporate all of the terms listed in Exhibit B-2, which exhibit shall be deemed to control in the event of any discrepancy with the provisions of a Seller Fee Lease executed pursuant to the transaction contemplated by this Agreement.

“Seller Fee Non-Producing (Undeveloped) Leases” means the respective oil and gas leases in the form attached hereto as Exhibit B-1 to be executed and delivered at Closing by Seller, as lessor, and Purchaser, as lessee, creating respective leasehold interests on a separate tract by tract basis (as set forth in Exhibit A-4) in favor of Purchaser in and to Seller’s respective fee mineral interests in each separate tract identified in Exhibit A-1 attached hereto; but reserving, saving and excepting to Seller, as lessor, all Seller Reserved Lease Interests. At Closing, a separate Seller Fee Producing (Undeveloped) Lease will be executed with respect to each separate tract identified in Exhibit A-4. The Seller’s royalty under the Seller Fee Producing (Undeveloped) Lease covering a tract described in Exhibit A-4 will be twenty percent (20%). Seller Fee Producing (Undeveloped) Leases shall be depth limited to the base of the Mesaverde. All The primary term for each Seller Fee Producing (Undeveloped) Lease shall be three (3) year from the Effective Time. It is the intent to deliver to Purchaser, Seller Fee Non- Producing (Undeveloped) Leases on any Seller Fee Tract that currently does not have a well located upon the Seller Fee Tract or a well capable of producing on the Seller Fee Tract or is not pooled with a producing well or well capable of production on the Seller Fee Tract.

“Seller Fee Producing (Developed) Leases” means the respective oil and gas leases in the form attached hereto as Exhibit B-1 to be executed and delivered at Closing by Seller, as lessor, and Purchaser, as lessee, creating respective leasehold interests on a separate tract by tract basis (as set forth in Exhibit A-3) in favor of Purchaser in and to Seller’s respective fee mineral interests in each separate tract identified on Exhibit A-3 attached hereto; but reserving, saving and excepting to Seller, as lessor, all Seller Reserved Lease Interests. At Closing, a separate Seller Fee Producing (Developed) Lease will be executed with respect to each separate tract identified in Exhibit A-3. The Seller’s royalty under the Seller Fee Producing (Developed) Lease covering a tract described in Exhibit A-3 will be Twenty percent 20%. Seller Fee Producing (Developed) Leases shall be depth limited to the base of the Mesaverde. The primary term for each Seller Fee Producing (Developed) Lease shall be one (1) year from the Effective Time. It is the intent to deliver to Purchaser, Seller Fee Producing (Developed) Leases on any Seller Fee Tract that currently has located upon the Seller Fee Tract a producing well or a well capable of producing or is pooled with a producing well or well capable of production on or with the Seller Fee Tract.

“Seller Fee Tract” means those tracts of land described in Exhibit A-3 and A-4.

“Seller Indemnities” means Seller, Seller’s Affiliates, joint owners and ventures, co-lessees and partners, and Seller’s contractors, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” has the meaning set forth in Section 5.8.

“Title Arbitrator” has the meaning set forth in Section 3.4(f).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(c)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Units” has the meaning set forth in Section 1.2(d).

“Wells” has the meaning set forth in Section 1.2(b).

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is executed on August 16, 2012, by and between Anadarko E&P Company LP, a Delaware corporation (“Seller”), and Double Eagle Petroleum Co., a Maryland corporation (“Purchaser”).

RECITALS

A. Seller owns various oil and gas properties, either of record or beneficially, more fully described in the exhibits and schedules hereto.

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions section hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1 Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the obligations attributable to the Assets.

Section 1.2 Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All of (i) the oil and gas leases; subleases and other leaseholds; carried interests; farmout rights; options; units, participating areas and other properties and interests described on Exhibit A, together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases or the lands currently pooled, unitized, communitized or consolidated therewith; subject to such depth limitations and other restrictions as may be set forth in Schedule 1.2 (e) or as may be applicable to other interests not described on Exhibit A but on which any of the Wells are located (collectively, the “Third Party Leases”), and (ii) the leasehold interests to be created in favor of Purchaser, as lessee, under the Seller Fee Leases, subject to such depth limitations and other restrictions as may be set forth on Exhibit A-3, Exhibit A-4 or Exhibit A-1 (collectively, the “New Leasehold Interests”), together with each and every kind and character of right, title, claim, and interest (other than the Seller Reserved Lease Interests) that Seller has in and to the Third Party Leases, the New Leasehold Interests or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b) All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including, without limitation, the interests in the wells shown on Exhibit A-1 attached hereto (the “Wells”);

(c) All interest of Seller derived from the Third Party Leases and the New Leasehold Interests (other than the Seller Reserved Lease Interests) in or to any currently existing pools or units which include any Lands or all or a part of any Third Party Leases or New Leasehold Interests or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Third Party Leases or New Leasehold Interests, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Third Party Leases or New Leasehold Interests (other than the Seller Reserved Lease Interests) in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Third Party Lease or New Leasehold Interest, and all tenements, hereditaments and appurtenances belonging to the Third Party Leases or New Leasehold Interests and Units;

(d) All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, Pipelines, Equipment or Facilities, only to the extent applicable to the Properties, Pipelines, Equipment or Facilities rather than Seller’s other properties, including but not limited to, operating agreements, federal operating agreements, unitization, federal unit agreements, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(e) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases or Surface Contracts;

(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with the Properties, Pipelines or Facilities (including, those identified on Schedule 1.2(f)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties, or used or held for use primarily in connection with the operation of the Properties, Pipelines or Facilities, including, , those identified on Exhibit A-2 (“Equipment”);

(g) All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Properties, including, those identified on Schedule 1.2(h) (collectively, the “Pipelines”);

(h) All plants and facilities used or held for use primarily in connection with the operation of the Properties or the Pipelines (the “Facilities”);

(i) All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time, together with Imbalances associated with the Properties, Pipelines or Facilities; and

(j) All lease files; land files; well files; production records; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; and other books, records, data, files, and accounting records, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps, and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7; provided, however, that Purchaser shall be informed in writing of any records not disclosed in accordance with this clause (i) to the extent Seller is not otherwise prohibited from doing so, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of Seller’s Affiliates’ legal counsel (other than title opinions) and (iv) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has determined may be required for litigation, tax, accounting, and auditing purposes and provide Purchaser with copies thereof at Seller’s cost.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(l) and copies of any other Records retained by Seller pursuant to Section 1.5;

(b) all surface and mineral fee interests owned by Seller;

(c) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e) those items listed in Schedule 1.3(e);

(f) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g) all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;

(h) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(i) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller; and

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on August 1, 2012 (the “Effective Time”), as described below.

(b) Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Assets, but excluding without limitation liabilities, losses, costs, and expenses attributable to(ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, (v) obligations to pay Royalty Amounts, and (vi) Imbalances, all of which are addressed in Article 11. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (x) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (y) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 that will be used to determine the Closing Payment. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5 Delivery and Maintenance of Records.

(a) Seller, at Seller’s cost, shall use reasonable efforts to deliver the Records (FOB Seller’s office) to Purchaser within sixty (60) days following Closing. Seller may retain original Records of those items set forth in Section 1.2(l) and/or copies of any Records. If Seller elects to retain original files, Purchaser will be provided with copies of same, at Seller’s cost.

(b) Purchaser, for a period of six (6) years following Closing, will (i) retain the Records (but only to the extent Purchaser has been provided with originals), (ii) as to those Records for which Seller has not retained the originals, provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and (iii) provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any Indemnity Claim made under Section 11.4 of this Agreement for review and copying at Seller’s expense.

ARTICLE 2
PURCHASE PRICE

Section 2.1 Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be $17,000,000 adjusted as provided in Section 2.2.

Section 2.2 Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a) Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b) Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(c) If Seller makes the election under Section 3.4(c)(i) with respect to a Title Defect, subject to the Individual Title Deductible and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time (including any overhead costs under Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

(e) Reduced to the extent provided in Section 3.4(c)(iii) for any Properties excluded from the Assets pursuant to Section 3.4(c)(iii) and reduced to the extent provided in Section 4.3 for Environmental Defects; and

(f) Increased or reduced as agreed upon in writing by Seller and Purchaser.

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

The Purchase Price less the Deposit provided for in Section 2.4, adjusted as set forth in (a) through (f), shall be increased by simple interest thereon from the Effective Time to the Closing Date, computed at the Agreed Interest Rate.

Section 2.3 Allocation of Purchase Price for Tax Purposes.

Purchaser and Seller agree that the Adjusted Purchase Price shall be allocated among the Assets (all of which are Class V assets for purposes of Internal Revenue Service Form 8494), in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. In addition, concurrent with the execution of this Agreement, Purchaser and Seller will allocate the unadjusted Purchase Price among the Assets, which allocation of value shall be attached to this Agreement as Schedule 2.3. The “Tax Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, increased or reduced as described in this Article 2. Any adjustments to the Purchase Price, other than the adjustments provided for in Sections 2.2(b), 2.2(c) and 2.2(e), shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Assets. After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2(b) and 2.2(c) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Assets. After Seller and Purchaser have agreed on the Tax Allocated Values for the Assets, Seller will be deemed to have accepted such Tax Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (a) that the Tax Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to Governmental Bodies or in audit or other proceedings with respect to Taxes. Purchaser and Seller further agree that the portion of Tax Allocated Values included in Schedule 2.3 attributable to tangible personal property shall equal the Seller’s tax basis in such property on the Closing Date.

Section 2.4 Deposit.

Concurrently with the execution of this Agreement, Purchaser has paid to Seller an earnest money deposit in an amount equal to twenty percent (20%) of the Purchase Price (the “Deposit”). The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

ARTICLE 3
TITLE MATTERS

Section 3.1 Seller’s Title.

(a) Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Properties and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Properties (i) before Closing, shall be Purchaser’s right to adjust the Purchase Price to the extent provided in this Article 3 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).

(b) The conveyance to be delivered by Seller to Purchaser shall (i) be substantially in the form of Exhibit B (the “Conveyance”), (ii) cover all of the Assets, and (iii) contain a special warranty of Defensible Title to the extent derived from the Leases by, through and under Seller but not otherwise to the Wells and Units shown on Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.

(c) Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported under this Article 3 and/or any Title Defect disclosed to or known by Purchaser prior to the Title Claim Date.

(d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of Seller’s special warranty of title contained in the Conveyance to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2 Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Units shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Well or Unit shown in Exhibit A-1 throughout the duration of the productive life of such Well or Unit (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Well or Unit, except decreases in connection with those operations in which Seller may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A-1;

(b) Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Well or Unit shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Well or Unit without increase throughout the productive life of such Well or Unit, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(c) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a material discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Wells or Units shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.	defects based solely on (i) lack of information in Seller’s files, or (ii) references to a document(s) if such document(s) is not in Seller’s files;

2.	defects in the chain of title prior to January 1, 1950;

3.	defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Property;

4.	defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located;

5.	defects based on a gap in Seller’s chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

6.	defects that have been cured by applicable Laws of limitation or prescription;

7.	any delay in delivering an assignment earned under a farmout, participation or similar agreement unless Purchaser provides affirmative evidence that the farmor or other third party record title holder has refused to deliver such assignment; and

8.	defects disclosed to or known by Purchaser and/or its Affiliates prior to the execution of this Agreement.

Section 3.3 Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Royalties and any overriding royalties, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(b) All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(c) Preference Rights applicable to the Assets;

(d) Transfer Requirements applicable to the Assets;

(e) Liens for current Taxes or assessments not yet delinquent [or, if delinquent, being contested in good faith by appropriate actions];

(f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), [or if delinquent, being contested in good faith by appropriate actions];

(g) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(h) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not individually reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;

(i) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws, or under any franchise, grant, license or permit issued by any such Governmental Body;

(j) Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(k) Any matters shown on Exhibit A-1;

(l)	Calls on Hydrocarbon production under existing Contracts;

(m) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;

(n) Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Deductible set forth in Section 3.4(g); and

(o)Liens granted under applicable joint operating agreements.
Section 3.4	Notice of Title Defect Adjustments.

(a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before September 14, 2012 (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects that Seller has not been given notice on or before the Title Claim Date. For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Purchase Price that has been allocated to a Unit in Exhibit A-1.

(b) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised by Purchaser.

(c)	Remedies for Title Defects.
In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, elect to:

(i) subject to the Individual Title Deductible and the Aggregate Title Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(e) or 3.4(f) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(e) shall control any such determination;

(ii) indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement in the form attached hereto as Exhibit C; or

(iii) retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property.

(d) Section 3.4(c) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4.

(e) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(f) Seller and Purchaser shall attempt to agree on all Title Defect Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(f). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(e) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser.

(g) Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Title Defects that do not exceed $50,000 (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to five percent (5%) of the Purchase Price (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible.

Section 3.5 Casualty or Condemnation Loss.

(a) From and after the Effective Time, Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets (other than a change in the condition of the assets due to Seller’s negligence or failure to comply with the provisions of Section 7.6) and for production of Hydrocarbons from the Assets through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property included in the Assets due to ordinary wear and tear.

(b) Subject to the provisions of Sections 8.1(f) and 8.2(f), if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds ten percent (10%) of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is ten percent (10%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6 Limitations on Applicability.

The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arising under, the Conveyance transferring certain Assets from Seller to Purchaser.

Section 3.7 Government Approvals Respecting Assets.

(a) Federal and State Approvals. Purchaser shall, within thirty (30) days after Closing and at its own expense, file for approval with the applicable government agencies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees promptly after Closing to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its commercially reasonable efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets. Purchaser shall provide Seller with the resignation and designation of operator instruments, and approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

(b) Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i) Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii) Purchaser shall be responsible for all assumed obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time; and

(iii) Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.

(c) Denial of Required Governmental Approvals. If the federal or state agency fails to do so within twenty-four (24) months after the Closing, Seller may continue to hold record title to the affected Leases and other affected Assets as Purchaser’s nominee or at Seller’s option it may terminate this Agreement and all its obligations hereunder as to the affected Leases and other affected portion of the Assets by giving sixty (60) days written notice to Purchaser. Upon such termination: (i) this Agreement shall be null and void and terminated as to the affected Leases and other affected portion of the Assets, (ii) Purchaser shall immediately reassign and return to Seller the assignment documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the affected Leases and other affected portion of the Assets, and (iii) Seller shall pay to Purchaser the Allocated Value of the affected Property, without interest, less the proceeds of Hydrocarbon production received by Purchaser (which shall be retained by Purchaser as its sole property) net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by Purchaser which must be released prior to this payment) attributable to the affected Leases or other affected portion of the Assets from the Effective Time forward. In no event, however, shall Seller ever be required to reimburse Purchaser for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Seller.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1 Assessment.

Upon notice to Seller, Purchaser shall, subject to the provisions of Section 11.4(b)(vi), have the right to conduct an environmental assessment of all or any portion of the Properties (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller but only to the extent that Seller may grant such right without violating any obligations to any third party. The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4 and Section 11.4(b)(vi). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Properties (“Invasive Activity”), Purchaser shall furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Seller may request an appropriate modification of the proposed Invasive Activity. Seller shall have the right to be present during any Assessment of the Properties and shall have the right, at its option and expense, to split samples with Purchaser. After completing any Assessment of the Properties, Purchaser shall, at its sole cost and expense, restore the Properties to their condition prior to the commencement of such Assessment, unless Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential in perpetuity, unless disclosure of any facts discovered through such Assessment is required under any Environmental Laws. Purchaser shall provide Seller with a copy of the final draft of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity conducted on the Properties. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that prior to the Closing Date Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies.

Section 4.2 NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for exploration, development, production and transportation of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the Assets.

Section 4.3 Environmental Defects.

If, as a result of the Assessment conducted by Purchaser pursuant to Section 4.1, Purchaser determines that with respect to the Properties, there exists a violation of an Environmental Law (other than with respect to NORM and the matters set forth on Schedule 4.3) (in each case, an “Environmental Defect”), then on or prior to September 14, , 2012 (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”). For all purposes of this Agreement, Purchaser shall be deemed to have waived its right to assert any Environmental Defect that Seller has not been given notice on or before the Environmental Claim Date. To be effective, each such notice shall set forth (a) a description of the matter constituting the alleged Environmental Defect, (b) the Properties affected by the Environmental Defect, (c) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days after the first meeting of Purchaser and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert. The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefore does not exceed $25,000 (“Individual Environmental Deductible”). To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

Section 4.4 Inspection Indemnity.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller. “Actual knowledge” for purposes of this Agreement means information actually personally known by such officers.

(b) Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.18.

Section 5.2 Existence and Qualification.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located.

Section 5.3 Power.

Seller has the corporate power and authority to enter into and perform this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Seller.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflicts.

To Seller’s knowledge, subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (d) violate any Laws applicable to Seller or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereofand (ii) any matters described in clauses (b), (c) or (d) above which would not have a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation.

Except as set forth in Schedule 5.7, no action, suit, or other legal proceeding before any Governmental Body or arbitrator is pending or, to Seller’s knowledge, threatened to which Seller is a party and which relates to the Assets or the transactions contemplated hereby.

Section 5.8 Taxes and Assessments.

With respect to all Taxes related to the Assets, (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (b) such Tax Returns are true and correct in all material respects; and (c) all Taxes (whether or not reported on such Tax Returns) have been paid, except those identified on Schedule 5.8(a) which are being contested in good faith.

With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8(b), (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9 Compliance with Laws.

Except as disclosed on Schedule 5.9, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.

Section 5.10 Contracts.

The Contracts listed on Schedule 1.2(e) constitute all of the material contracts and agreements related to the Assets and Seller is in compliance with, and not in breach or default of its obligations under, all such Contracts except as disclosed on Schedule 5.10(a) and except such non-compliance as would not, individually or the aggregate would not have a Material Adverse Effect. To the knowledge of Seller, all Contracts are in full force and effect and constitute valid and legally binding obligations of the parties thereto and no breach or default under any Contract by any party thereto (other than Seller) exists. Schedule 5.10(b) sets forth all of the following contracts and agreements to which any of the Assets will be bound as of the Closing: (i) any agreement with any Affiliate of Seller; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; and (iii) any tax partnership agreement of or binding upon Seller affecting any of the Assets.

Section 5.11 Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11, to the knowledge of Seller, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and/or payable by Seller to overriding royalty holders and other interest owners on or prior to the Effective Time under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid.

Section 5.12 Governmental Authorizations.

To Seller’s knowledge, except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated, the loss of which would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Seller, except as disclosed in Schedule 5.7 or Schedule 5.12 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations, except as would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) no written notices of violation have been received by Seller, and no proceedings are pending or threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller.

Section 5.13 Preference Rights and Transfer Requirements.

To Seller’s knowledge, none of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which are applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements set forth on Schedule 5.13.

Section 5.14 Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of $50,000 other than those shown on Schedule 5.14.

Section 5.15 Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.16 Bankruptcy.

To Seller’s knowledge, there are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or threatened against Seller or any Affiliate of Seller.

Section 5.17 NGA.

No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

Section 5.18 Investment Company.

Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 Limited Title.

(a) The Leases forming any part of the Properties are in full force and effect and are valid and legally binding agreements among the parties thereto, their successors and assigns, enforceable in accordance with their terms in all material respects except for applicable bankruptcy and insolvency laws. All rentals, royalties and other payments due and payable under any such Leases forming a part of the Properties have been properly and timely paid and all other obligations under such leases and related agreements attendant to the ownership of the Properties have been met.

(b) There are no back-in, reversionary or similar interests (the vesting of which is subject to future production) held by third parties which would reduce the interest being conveyed to Purchaser in the Properties from that shown on Exhibit A, A-1.

As to those Assets other than the Properties, Seller has good and marketable title to such Assets, free and clear of any liens, claims or encumbrances. The Assets other than the Properties are in good working condition, normal wear and tear excepted, and have been maintained so as to be reasonably adequate for normal operations.

Section 5.20 Areas of Mutual Interest; Tax Partnerships.

Except as set forth in Schedule 5.20, none of the Assets is subject to (or has related to it) any area of mutual interest (or similar) agreement or any tax partnership.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1 Existence and Qualification.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.2 Power.

Purchaser has the corporate power and authority to enter into and perform this Agreement and each other agreement, instrument or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Purchaser.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby,, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (a) violate any provision of the [certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, limited partnership agreement] or other governing document of Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, (d) violate any Law applicable to Purchaser or any of its assets, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (b), (c), (d) or (e) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

Section 6.5 Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation.

There are no actions, suits or proceedings pending, or to the actual knowledge of Purchaser’s officers, threatened in writing before any Governmental Body or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7 Financing.

Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 6.8 Performance Assurances.

Purchaser has the authority and ability to provide performance assurances to Seller to enable Purchaser to meet the obligations contained in Section 7.10.

Section 6.9 Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (b) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets.

Section 6.10 Investment Intent.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended and applicable state securities laws.

Section 6.11 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.

Section 6.12 Qualification.

Purchaser is now, and hereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable state and federal Governmental Bodies or by Law, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1 Access.

Between the date of execution of this Agreement and continuing until September 28, 2012, Seller will give Purchaser and its representatives access to the Properties and access to the Records in Seller’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. In the event that access to the Properties or Records is restricted for any reason, Seller shall advise Purchaser in writing of such restriction. Such access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 11.4(b)(vi) and the terms of that certain confidentiality agreement between Anadarko E&P Company LP and Double Eagle Petroleum Co. dated 6/04/2012, (the “Confidentiality Agreement”).

Section 7.2 Government Reviews.

Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Notification of Breaches.

Until the Closing,

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4 Letters-in-Lieu; Assignments; Operatorship.

(a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by Purchaser and reasonably satisfactory to Seller to reflect the transactions contemplated hereby.

(b) Seller will prepare and Seller and Purchaser will execute on the Closing Date all assignments necessary to convey to Purchaser all Leases with a federal or state Governmental Body in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c) Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any of the Assets. Rights and obligations associated with operatorship of such Assets are governed by operating and similar agreements covering the Assets and will be decided in accordance with the terms of such agreements. However, Seller will assist Purchaser in its efforts to succeed Seller as operator of any Wells included in the Assets. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state Governmental Bodies relative to its assumption of operatorship. Seller shall execute and deliver to Purchaser and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of the Assets to Purchaser.

Section 7.5 Public Announcements.

Until the Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Purchaser may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential). At or after Closing, the content of any press release or public announcement shall be subject to the prior review and reasonable approval of Seller and Purchaser.

Section 7.6 Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (a) will operate its business in the ordinary course, (b) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $50,000, proportionate to Seller’s working interest, or make any capital expenditures in excess of $50,000 proportionate to Seller’s working interest, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (c) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (d) will use commercially reasonable efforts to maintain in full force and effect all Leases, (e) will maintain all material governmental permits and approvals affecting the Assets, (f) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business consistent with past practices and (g) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Purchaser for the incorrect payment of delay rentals, royalties, shut-in payments or similar payments made during the period from the Effective Time to the Closing Date or for failure to make such payments through mistake or oversight (including Seller’s negligence). Seller shall continue from the Effective Time until Closing Date to account for payments in its normal course of business.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7 Preference Rights and Transfer Requirements.

(a) Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller shall initiate all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b) The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) or that becomes a Retained Asset shall be the portion of the Purchase Price allocated thereto in Exhibit A-1. If a Preference Property or a Retained Asset affects only a portion of a Property and a portion of the Purchase Price has not been allocated specifically to such portion of a Property in Exhibit A-1, then the portion of the Purchase Price to be allocated to such Preference Property or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Property. Any Preference Property or Retained Asset that is a Property shall include a pro rata share of all of Seller’s right, title and interest in, to and under all Contracts, Surface Contracts, Equipment, Hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property or Retained Asset.

(c) If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 7.7(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Purchaser receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to Section 7.7(b). Except as provided in Section 7.7(d), if the holder of a Preference Right who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.7(a) does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, such Preference Property shall be conveyed to Purchaser at Closing subject to the rights, if any, of the holder of such Preference Right. In such event, Seller shall continue its efforts to obtain the waiver of such Preference Rights to the extent provided in Section 7.7(a) and Purchaser shall cooperate with such efforts. If the holder of a Preference Right elects to purchase a Preference Property subject to its Preference Right and Closing has already occurred with respect to such Preference Property, Purchaser shall be obligated to comply with such Preference Right to the extent, if any, that the same remains valid and enforceable with respect to this transaction and Purchaser shall be entitled to the consideration for the sale of such Preference Property from Purchaser to such Preference Right holder.

(d) If

(i) a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right; or

(ii) any of the Properties is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which is allocated to such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement, unless Seller and Purchaser mutually agree to proceed with a closing on such Retained Asset in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnities for all Claims) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset.

(e) Purchaser acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(d)).

Section 7.8 Tax Matters.

(a) Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Closing Date, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns due on or before December 31, 2011 (including any extensions requested). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(b) Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Assets to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code. If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) – 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

Section 7.9 Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects;

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the unadjusted Purchase Price, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.7;

(d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 9.3;

(e) Defects. The adjustment to the Purchase Price on account of the sum of all (i) Title Defect Amounts for Title Defects determined under Section 3.4(e) prior to Closing, plus (ii) Environmental Defect Amounts for Environmental Defects determined under Section 4.3 prior to Closing, shall be more than fifteen percent (15%) of the unadjusted Purchase Price;

(f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be more than ten percent (10%) of the unadjusted Purchase Price.

(g) Payment. Purchaser shall have paid the Closing Payment and delivered the Parent Company Guaranty as provided for in Section 7.10.

Section 8.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing; provided, however, that, if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects.

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the unadjusted Purchase Price, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.7;

(d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Seller under Section 9.2;

(e) Defects. The adjustment to the Purchase Price on account of the sum of all (i) Title Defect Amounts for Title Defects determined under Section 3.4(e) prior to the Closing, plus (ii) Environmental Defect Amounts for Environmental Defects determined under Section 4.3 prior to Closing, shall be more than fifteen percent (15%) of the unadjusted Purchase Price; and

(f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be more than ten percent (10%) of the unadjusted Purchase Price

(g) Preference Rights. The aggregate Allocated Value of all Preference Properties for which the relevant Preference Right (i) has been exercised or (ii) has not been waived and the time in which the Preference Right may be exercised has not expired, exceeds fifteen percent (15%) of the unadjusted Purchase Price.

ARTICLE 9
CLOSING

Section 9.1 Time and Place of Closing.

(a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller, located at 1099 18th Street, Suite 1800, Denver, Colorado, at 10:00 a.m., local time, on September 27, 2012, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, the following:

(a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)	a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;

(d)	a separate Seller Fee Lease, with respect to each separate tract identified in Exhibit A-3 or A-4, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices; and

(e) one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.

Section 9.3 Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, the following:

(a) a wire transfer of the Closing Payment in same-day funds;

(b) the Conveyance, duly executed by Purchaser;

(c) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(d) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled; and

(e) evidence of the Bond required pursuant to Section 7.10.

Section 9.4 Closing Payment & Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement (the “Preliminary Settlement Statement”) estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments provided for in this Agreement. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Statement. The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event that the parties cannot reach agreement within such period of time, either party may refer the remaining matters in dispute to Ernst & Young LLP or such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from the Closing Date to the date both Purchaser and Seller have executed the final settlement statement.

(c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Anadarko E&P Company LP, Account No. 5762707 at JPMorgan Chase, Chicago, Illinois, ABA No. 021000021, for the credit of Seller or to such other bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1 Termination.

Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Purchaser; (b) by Seller or Purchaser, if Closing has not occurred on or before October 31, 2012 2012; (c) by Purchaser, if the Closing conditions set forth in Section 8.2 have not been satisfied and cannot be cured; or (d) by Seller, if the Closing conditions set forth in Section 8.1 have not been satisfied and cannot be cured.

Section 10.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.5, 11.4(b)(vi), 11.8, 11.9, 12.7, 12.13 and 12.16 of this Agreement all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1(b) shall not relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminated pursuant to Section 10.1(c) or Section 10.1(d) because a party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such party may be entitled.

Section 10.3 Distribution of Deposit Upon Termination.

(a) If Seller terminates this Agreement (i) because Purchaser has failed to comply with any provision of Section 8.1; or (ii) as the result of any default or breach by Purchaser of Purchaser’s obligations hereunder, then Seller may retain the Deposit as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Seller shall deliver the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto.

(c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Receipts.

Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser; and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2 Expenses.

Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.

Section 11.3 Assumed Seller Obligations.

Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) pay working interests, royalties, overriding royalties and other interests held in suspense, (b) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (c) replug any well, wellbore, or previously plugged well on the Properties to the extent required by a Governmental Body, (d) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (e) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (f) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws, (g) pay all Royalty Amounts, (h) make all payments to the land or surface owner under any of the Surface Owner Agreements, and (i) satisfy any Imbalance obligations (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Purchaser does not hereby assume any obligations or liabilities of Seller to the extent that they are (collectively, the “Retained Obligations”):

(A) attributable to or arise out of the Excluded Assets;

(B) the continuing responsibility of the Seller under Sections 11.1 and 11.2 or matters for which Seller is required to indemnify Purchaser under Section 11.4(c).

Section 11.4 Indemnities.

(a) Definitions.

“Claim” or “Claims” means, unless specifically provided otherwise, all claims, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind, obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets; provided, however, that under no circumstance shall Claims include any claim for consequential, special, multiple, punitive or exemplary damages, including without limitation damages arising from loss or interruption of business, profits, business opportunity or goodwill, loss of use of facilities, loss of capital, claims of customers or any cost or expense related thereto, except to the extent such damages have been recovered by a third person and are the subject of a third party claim for which indemnification is available under the express terms of this Article 11.

The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS, OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

(b) Purchaser Indemnity Obligation. Subject only to Section 11.4(c), Purchaser shall be responsible for and indemnify, defend, release and hold harmless Seller Indemnitees from and against all Claims caused by, arising out of or resulting from:

(i) the Assumed Seller Obligations, REGARDLESS OF FAULT;

(ii) the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;

(iii) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;

(iv) any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d), REGARDLESS OF FAULT;

(v) Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and

(vi) Purchaser Indemnitees’ access under Section 4.1, Section 7.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.

(c) Seller Indemnity Obligation. Subject to the limitations contained in Section 11.7, Seller shall be responsible for and indemnify, defend and hold harmless Purchaser against and from all Claims caused by, arising out of or resulting from (i) any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or confirmed in the certificate delivered by Seller at Closing pursuant to Section 9.2(c); (ii) Seller’s breach of any of Seller’s covenants or agreements contained in Article 7; and (iii) the Retained Obligations.

(d) Additional Provisions.

It is the intention of the parties that this Article 11 shall govern the allocation of risks and liabilities between Purchaser and Seller except to the extent that it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.

Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in this Agreement and the confirmations of such representations, warranties, covenants and agreements confirmed in the certificate delivered by each party at Closing pursuant to Sections 9.2(c) or 9.3(d), as applicable.

Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 11.4.

In connection with Purchaser Indemnitees’ access to the Assets prior to Closing, the parties acknowledge that such access may be subject to boarding agreements, releases or other agreements required by Seller or the operator of non-Seller operated Properties. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(vi) of this Agreement, Section 11.4(b)(vi) of this Agreement shall control.

Section 11.5 Indemnification Actions.

All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.

(b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

Section 11.6 Release.

(a) PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT.

(b) Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, environmental Claims

Section 11.7 Limitation on Actions.

(a) The representations and warranties of the parties in this Agreement shall survive the Closing and terminate six (6) months after the Closing Date. The covenants and agreements provided for in this Agreement shall not survive Closing except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement on or before its expiration date.

(b) The indemnities in Sections 11.4(b)(iii), 11.4(b)(iv), 11.4(c)(i) and 11.4(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Purchaser’s indemnities in Sections 11.4(b)(i), 11.4(b)(ii), 11.4(b)(v) and 11.4(b)(vi) and Seller’s indemnity in Section 11.4(c)(iii) shall continue without time limit.

(c) Seller shall not have any liability for any indemnification under Section 11.4 until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by Purchaser exceeds five percent (5%) of the Purchase Price, and then only to the extent such damages exceed such five percent (5%) of the Purchase Price. The adjustments to the Purchase Price under Section 2.2 and any payments in respect thereof shall not be limited by this Section.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser for aggregate damages in excess of twenty percent (20%)the final Adjusted Purchase Price.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts.

(a) It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Colorado Consumer Protection Act, C.R.S.. 6-1-101— et seq. (the “CCPA”). As such, Purchaser hereby waives the applicability of —the CCPA to this transaction and any and all duties, rights or remedies that might be imposed by the CCPA, whether such duties, rights and remedies are applied directly by the CCPA itself or indirectly in connection with other statutes. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the CCPA and this waiver of the CCPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the CCPA.

Section 11.10 Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and provide Seller with copies of all recorded or approved instruments.

The Conveyance is intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such Governmental Body, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12
MISCELLANEOUS

Section 12.1 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2 Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Anadarko E&P Company LP

1201 Lake Robbins Drive

The Woodlands, TX 77380

Attention: Vice President, Corporate Development

Telephone: (832) 636-3027

Telecopy: (832) 636-8059

With a copy to (which

shall not constitute

notice):

Anadarko E&P Company LP

1201 Lake Robbins Drive

The Woodlands, TX 77380

Attention: Associate General Counsel

Telephone: (832) 636-7539

Telecopy: (832) 636-8001

If to Purchaser:

Double Eagle Petroluem Co.

1675 Broadway Suite 2200

Denver, Colorado 80202

Attention: Kurtis Hooley

Telephone: (303) 794-8445

Telecopy: 303-794-8451

With a copy to (which

shall not constitute

notice):

Faegre Baker Daniels LLP

1700 Lincoln Street

3200 Wells Fargo Center

Denver, CO 80203

Attention: Douglas R. Wright

Telephone: (303) 607-3671

Telecopy: (303) 607-3600

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser and Seller shall equally bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Assets and Purchaser agrees to pay one-half of any such tax to Seller at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4 Expenses.

Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5 Change of Name.

As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names “Kerr-McGee Oil and Gas Onshore, LP”, “Anadarko E&P Company LP”, “Anadarko”, “Kerr-McGee”, and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6 Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any of its Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or any of its Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.7 Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN DENVER COUNTY, COLORADO.

Section 12.8 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9 Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10 Assignment.

Except as set forth in Section 7.8(b), no party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11 Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees and Purchaser Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnitee or a Purchaser Indemnitee must be made and administered by a party to this Agreement).

Section 12.14 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.15 Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16 Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.17 Conspicuousness.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.18 Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

Section 12.19 Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.20 Prior Effective Time Cost Settlement

Seller currently has prior effective amounts due from Warren Resources, Inc. (“Warren”), under an agreement between Warren Resources Inc., and Dolar Energy, L.L.C. dated June 8, 2011, and an agreement between Warren Resources Inc., and Lane Lasrich dated June 8, 2011, both agreements are listed on Schedule 1.2(e) Contracts. The total amount due to Seller from these agreements with Warren constitutes a Receipt pursuant to Section 11.1 of this Agreement (“Warren Receipts”). Seller hereby waives and relinquishes any rights to the Warren Receipts due Seller from Warren. In exchange for Seller’s waiver and relinquishment of the Warren Receipts, Purchaser hereby agrees to increase the Final Settlement Statement in favor of Seller by the amount of $100,000.00.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

ANADARKO E&P COMPANY LP

By:/s/ James J. Kleckner
Name:James J.Kleckner
Title: Vice President

PURCHASER:

DOUBLE EAGLE PETROLEUM CO.

By: /s/ Kurtis Hooley

Name:Kurtis Hooley } Title: Chief Financial Officer Name:Kurtis Hooley

Title: Chief Financial Officer